                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-52657

                           INDESCO INTERNATIONAL, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            950 THIRD AVENUE, NEW YORK, NY 10022 TEL: (212) 593-2009
        ----------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        9 3/4 % SENIOR SUBORDINATED NOTES
            -------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
    --------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



The appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]                    Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(ii)   [ ]                    Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)    [ ]                    Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)   [ ]                    Rule 12h-3(b)(2)(ii)       [ ]
                                              Rule 15d-6                 [ ]


                   Approximate number of holders of record as
                    of the certification or notice date: 18


     Pursuant to the requirements of the Securities Exchange Act of 1934 Indesco International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: NOVEMBER 20, 2000                 By: /s/ William L. Maloney
      ------------------------------        ----------------------
                                                WILLIAM L. MALONEY
                                                CHIEF FINANCIAL OFFICER